Exhibit 99.(6).(f)

VIRTUS ASSET TRUST

FORM OF

FOURTH AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, effective as of the [10th] day of [April] 2026 amends that certain Investment Advisory Agreement dated as of June 12, 2017, as amended (the “Agreement”), by and between Virtus Asset Trust, a Delaware business trust (the “Trust”), and Virtus Investment Advisers, LLC, a Delaware limited liability company (the “Adviser”), as successor in interest to Virtus Capital Advisers, LLC (formerly, Virtus Fund Advisers, LLC, a Delaware corporation) as follows:

1.	All references to the series Virtus Seix High Grade Municipal Bond Fund are hereby deleted.

2.	Virtus Seix Investment Grade Tax-Exempt Bond Fund has changed its name to Virtus Newfleet Intermediate Municipal Bond Fund and therefore such name is hereby changed in the Agreement.

3.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect changes in Virtus Newfleet Intermediate Municipal Bond Fund’s (f/k/a Virtus Seix Investment Grade Tax-Exempt Bond Fund) investment advisory fee.

4.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

5.	This Agreement may be executed in any number of counterparts (including executed counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

VIRTUS ASSET TRUST

By:
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, LLC

By:
Name:	Richard W. Smirl
Title:	Executive Vice President
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SCHEDULE A

Breakpoint Advisory Fee Schedules and Discounts:

Equity and Fixed Income Funds other than Virtus Newfleet Intermediate Municipal Bond Fund:

First $500 million = None (no discount from full fee)

Next $500 million = 5% discount from full fee

Next $4.0 billion = 10% discount from full fee

Over $5.0 billion = 15% discount from full fee

Equity Funds

Series	Annual Investment Advisory Fee

Virtus Ceredex Large Cap Value Equity Fund	0.70%
Virtus Ceredex Mid-Cap Value Equity Fund	0.75%
Virtus Ceredex Small Cap Value Equity Fund	0.75%
Virtus Silvant Large Cap Growth Stock Fund	0.45%
Virtus SGA International Growth Fund	0.85%
Virtus Zevenbergen Innovative Growth Stock Fund	0.80%

Fixed Income Funds

Series	Annual Investment Advisory Fee

Virtus Seix Core Bond Fund	0.25%
Virtus Seix Floating Rate High Income Fund	0.45%
Virtus Seix High Yield Fund	0.45%
Virtus Seix Total Return Bond Fund	0.25%
Virtus Seix U.S. Government Securities Ultra-Short Bond Fund	0.20%

	1st $1 Billion	$1+ Billion
Virtus Newfleet Intermediate Municipal Bond Fund	0.45%	0.40%
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